Exhibit 3.1
CERTIFICATE OF AMENDMENT TO THE
SECOND RESTATED CERTIFICATE OF INCORPORATION
OF NEWPARK RESOURCES, INC.
Newpark Resources, Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the provisions of the General Corporation Law of the State of Delaware (the “General Corporation Law”), does hereby certify as follows:
1. That the current name of the Corporation is Newpark Resources, Inc. The Corporation was incorporated under the name Newpark Resources, Inc., pursuant to an original Certificate of Incorporation filed with the Secretary of State of the State of Delaware on June 3, 1988. A Restated Certificate of Incorporation was filed with the Secretary of State on November 5, 1998. A Second Restated Certificate of Incorporation was filed with the Secretary of State on May 16, 2024 (the “Certificate of Incorporation”).
2. That the Board of Directors of the Corporation duly adopted resolutions proposing to amend the Certificate of Incorporation of the Corporation to change the name of the Corporation as permitted under Sections 242(a)(1) and 242(d)(1)(A) of the General Corporation Law, and declaring such amendment to be advisable and in the best interests of the Corporation and its stockholders, which resolution setting forth the proposed amendment is as follows:
“FIRST:  The name of the Company is:
NPK International Inc.”

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3. That this amendment of the Certificate of Incorporation has been duly adopted by the Board of Directors of the Corporation in accordance with Section 242 of the General Corporation Law.
4. That this amendment of the Certificate of Incorporation shall become effective on December 9, 2024 at 12:01 a.m. Eastern Time.
IN WITNESS WHEREOF, this Corporation has caused this Certificate of Amendment to the Second Restated Certificate of Incorporation to be signed by a duly authorized officer of this Corporation on this 5th day of December, 2024.

By:	/s/ Celeste Frugé
Celeste Frugé
Vice President - General Counsel, Chief Compliance Officer, and Corporate Secretary